UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-A/A
(Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Sovereign Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2453088
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1500 Market Street Philadelphia, Pennsylvania (Address of Principal Executive Offices)	19102 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, no par value	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
On October 13, 2008, the Board of Directors of Sovereign Bancorp, Inc. (“Sovereign”) approved certain amendments to Sovereign’s existing Shareholder Rights Plan. As a result of such amendments, Sovereign and Mellon Investor Services LLC, as Rights Agent, have executed the Third Amendment to the Second Amended and Restated Rights Agreement, dated as of October 13, 2008 (the “Third Amendment”), which amends the Rights Agreement, dated as of September 19, 1989, as previously amended and restated (as so amended, the “Shareholder Rights Plan”). This Amendment No. 4 on Form 8-A/A amends Items 1 and 2 of Sovereign’s Form 8-A/A (File No. 001-16581) as filed on January 24, 2005 and as amended on October 24, 2005 and further amended on June 29, 2007, with respect to its common stock, no par value, to reflect the amendments to the Shareholder Rights Plan.
Item 1. Description of Registrant’s Securities to be Registered
On October 13, 2008, the Board of Directors of Sovereign and the Rights Agent amended the provisions of the Shareholder Rights Plan. The Third Amendment amends and restates the definition of “Acquiring Person” in its entirety to read as follows:
“Any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 9.9% or more of the shares of Common Stock or (ii) Voting Securities that in the aggregate represent 9.9% or more of the Total Voting Power; provided, however, that the term “Acquiring Person” shall not include (x) the Company, any Subsidiary of the Company, any employee stock option plan or other employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan, (y) Banco Santander, S.A. (“Santander”) and its Affiliates and Associates, (1) to the extent and only to the extent that Santander or such Affiliates or Associates acquire beneficial ownership of the Common Stock (or securities convertible into or exchangeable for Common Stock) in accordance with and as permitted by the terms of the Investment Agreement, dated October 24, 2005 (the “Investment Agreement”), between the Company and Santander, and (2) as a result of the transactions contemplated by the Transaction Agreement, dated October 13, 2008, between the Company and Santander, which has not terminated in accordance with its terms or otherwise, or (z) each of Santander and the shareholders (collectively, the “Shareholders”) to the respective shareholders agreements, dated October 13, 2008, between Santander and each such Shareholder (collectively, the “Shareholders Agreements”), to the extent and only to the extent that (i) such Shareholder or Santander, as applicable, had or may be deemed to have beneficial ownership of shares solely as a result of such Shareholders Agreement and (ii) any such Shareholders Agreement has not terminated in accordance with its terms or otherwise.”
This summary description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Form of Third Amendment to the Second Amended and Restated Rights Agreement, dated as of October 13, 3008, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: October 16, 2008	By:	/s/ Stacey V. Weikel
		Name:	Stacey V. Weikel
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Third Amendment to Second Amended and Restated Rights Agreement, dated as of October 13, 2008, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC